As filed with the Securities and Exchange Commission on March 25, 2008
Registration Statement No. 333-147367

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form SB-2

on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFRARED SYSTEMS INTERNATIONAL

(Name of small business issuer in its charter)

Nevada	3812	38-3767357
(State or jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

15 N. Longspur Drive

The Woodlands, TX 77380

(310) 213-2143

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gary Ball

President

15 N. Longspur Drive

The Woodlands, TX 77380

(310) 213-2143

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Edward T. Swanson, Esq.

Law Offices of Edward T. Swanson

1135 17th Street, Unit E

Santa Monica, CA 90403

Office: (310) 315-2828

Fax: (310) 828-6138

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [	]

CALCULATION OF REGISTRATION FEE

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Title of each	Proposed maximum	Proposed maximum
class of securities	Amount to	offering price	aggregate offering	Amount of
to be registered	be registered(1)	per unit	price (1)	registration fee

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Common stock,	20,076,237	$249,527.00	$9.81(2)

$0.001 par value

per share

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(1) Consists of Common Stock of Infrared Systems International (“ISI”) to be distributed pro-rata to holders of record of common stock of China Sxan Biotech, Inc. (CSBI) as of the record date for such distribution to effect a spin-off of our shares. The CSBI stockholders will not be charged or assessed for the ISI common stock, and ISI will receive no consideration for the distribution of the foregoing shares in the spin-off. There currently exists no market for ISI’s common stock. Consistent with Rule 457(f)(2), since there is no market for shares being distributed, the filing fee is based on the book value of ISI.

(2) Of which $7.89 previously was paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2008

Prospectus

INFRARED SYSTEMS INTERNATIONAL

Spin-Off of INFRARED SYSTEMS INTERNATIONAL by the Distribution of

20,076,237 Shares of Common Stock

We are furnishing this Prospectus to the holders of common stock of China Sxan Biotech, Inc. (CSBI), a Delaware corporation. Infrared Systems International currently is a wholly-owned subsidiary of CSBI. After the distribution, we will be an independent public company.

CSBI owns the shares. Stockholders of CSBI will receive one (1) of our shares for every one (1) share of CSBI common stock which they own on _________, the record date of the distribution. We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Infrared Systems International is bearing all costs incurred in connection with this distribution.

The 20,076,237 shares which are the subject of this Prospectus include (i) a maximum of 247,338 shares issuable if all holders of CSBI Series A Preferred Stock convert those shares into CSBI common stock prior to the record date of the distribution (of which 1,530 shares are issuable to our directors and officers), (ii) an aggregate of 18,767,516 shares issuable to certain stockholders in consideration for shares of CSBI common stock held by them, which shares they are obligated to surrender to us for cancellation, and (iii) an aggregate of 1,061,383 shares issuable to holders of CSBI common stock who are not obligated to surrender such shares to us for cancellation. As a result, immediately after the distribution, there will be between 1,061,383 and 1,308,721 shares of our common stock outstanding, of which up to 309,059 shares will be owned by our directors and officers.

Before this offering, there has been no public market for our common stock, and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.

You should read the "Risk Factors" beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008.

TABLE OF CONTENTS

Questions and Answers About the Spin-Off	3
Summary	4
Risk Factors	5
Forward-Looking Statements	9
The Spin-Off and Plan of Distribution	10
Certain Market Information	13
Management’s Discussion and Analysis or Plan of Operation	14
Business	17
Management	20
Certain Relationships and Related Transactions	22
Principal Stockholders	23
Federal Income Tax Considerations	24
Federal Securities Laws Consequences	26
Description of Securities	27
Legal Matters	28
Experts	28
Where You Can Find More Information	28
Financial Statements	F-1

Questions And Answers About The Spin-Off

Q:	What Are Shares Of Infrared Systems International Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	Will ISI Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more market makers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any market maker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. This distribution will be taxable to you as a dividend to the extent of CSBI’s earnings and profits, with the balance a tax-free reduction in your basis in your CSBI shares and, to the extent the distribution is greater than these amounts, taxable gain.

Q:	What Do I Have To Do To Receive My ISI Shares?

A:

No action by you is required. You do not need to pay any money or surrender your CSBI common shares to receive our common shares. We will mail your ISI shares to your record address as of the record date.

Q:	When Will The Distribution Occur?

A:	The record date for the distribution is _______, 2008. Certificates for the ISI shares should be mailed within 30 days after the record date.

Summary

About Our Company

Please note that throughout this prospectus the words "we," "our," or "us" refer to Infrared Systems International (“ISI”).

ISI is engaged in the business of developing and licensing infrared imaging systems for commercial market applications. We will seek to license proprietary technology for applications in a specified field – generally transportation, security and medical. Most of our proposed projects will require a strategic partner to provide the marketing, sales and after-sales support for the project. We currently hold certain licenses that provide modest revenues. During 2007, all revenues were generated from a single license. See “Business” below.

We are a wholly-owned subsidiary of China Sxan Biotech, Inc. (“CSBI”). Our principal executive offices are located at 15 N. Longspur Drive, The Woodlands, Texas 77380, and our telephone number is (310) 213-2143.

The Reason for the Spin-Off

Until July 2007 CSBI was engaged exclusively in the business of developing infrared vision systems for commercial applications.  On July 10, 2007, CSBI acquired the outstanding capital stock of American SXAN Biotech, Inc., which owed 100% of the stock of Tieli Xiaoxinganling Forest Breeding Co., Ltd., a corporation organized under the laws of The People’s Republic of China.  Tieli Xiaoxinganling is engaged in the business of manufacturing and marketing wines and tonics derived from domesticated forest frogs. American SXAN was not interested in continuing the infrared visions systems business of CSBI, so the parties agreed that such business and assets would be transferred to CSBI’s wholly-owned subsidiary, ISI, and that the common stock of CSBI would be distributed to the persons who were shareholders of CSBI prior to the July 2007 merger, and any subsequent purchasers of their shares. The agreements between the parties contemplated that neither Dr. Huakang Zhou, who purchased CSBI common stock in connection with the acquisition of American SXAN, nor persons to whom CSBI sold CSBI Series B Preferred Stock in connection with the acquisition, would participate in the distribution of ISI common stock. Consequently, a total of seven persons who currently hold an aggregate of 18,767,516 shares of CSBI common stock have agreed that they will surrender to ISI for cancellation all ISI shares distributed to them with respect to such CSBI shares. See “Spin-Off and Plan of Distribution” below.

All references to shares of common stock of CSBI in this prospectus have been adjusted to reflect a 1-for-51 reverse stock split effected by CSBI in September 2007 with respect to its common stock.

The shares of ISI are owned by CSBI, who will distribute the ISI shares once the Form S-1 registration statement is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Company, which acts as our transfer agent.

Risk Factors

The shares offered in this prospectus involve a high degree of risk. Accordingly, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus.

If we do not generate adequate revenues to finance our operations, our business may fail.

We were only incorporated on April 11, 2006. Our business primarily involves marketing activities. Our net loss through December 31, 2007 was ($149,439). Operating costs are expected to range between $35,000 and $55,000 during the fiscal year ending September 30, 2008, exclusive of expenses associated with this offering of approximately $60,000. We expect to generate revenues during the next twelve months from one or two existing licenses. However, our expected revenue generation and expenses are difficult to predict, and there can be no assurance that revenues will be sufficient to cover operating costs for the foreseeable future. Consequently, it may be necessary to raise additional funds. If we are unable to raise funds to cover any operating deficit after the fiscal year ending September 30, 2008, our business may fail.

Because we had incurred a loss and have not commenced our planned principal operations, our accountants have expressed doubts about our ability to continue as a going concern.

For the fiscal year ended September 30, 2007, our accountants have expressed doubt about our ability to continue as a going concern as a result of operating losses since inception, the failure to yet commence planned principal operations, and current liabilities in excess of current assets. Our ability to achieve and maintain profitability and positive cash flow is dependent on such factors as our ability to enter into license agreements and our licensees’ ability to sell products utilizing our technology. Based upon current plans, we expect our operating costs to range between $35,000 and $55,000 for the fiscal year ending September 30, 2008, exclusive of expenses associated with this offering of approximately $60,000. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

As our stock will not be listed on Nasdaq or another national exchange, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

As we do not intend to list our stock on Nasdaq or another national exchange, our stock will therefore be subject to rules adopted by the Securities and Exchange Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

Issuances of our stock could dilute current stockholders and adversely affect the market price of our common stock, if a public trading market develops.

We have the authority to issue up to 50,000,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operations. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval, or in connection with one or more acquisitions. No such transactions currently are planned.

The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

The trading price for CSBI common stock may decline after the distribution.

As a result of the distribution, we will no longer be a wholly-owned subsidiary of CSBI. To the extent that investors perceive the value of CSBI without ISI to be diminished, the trading price for CSBI common stock may decline after the distribution.

We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws.

If the distribution does not qualify as a tax-free spin-off, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. This distribution will be taxable to you as a dividend to the extent of CSBI’s earnings and profits, with the balance a tax-free reduction in your basis in your CSBI shares and, to the extent the distribution is greater than these amounts, taxable gain.

Our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. Nevada law permits the elimination of the personal liability of a director or officer for damages for breach of fiduciary duty as a director or officer, although such a provision must not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. This exculpatory provision may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Competition in the infrared products industry is intense.

Our business plan involves developing and licensing infrared products. This business is highly competitive. There are numerous similar companies providing such products in the United States. Our competitors will have greater financial resources and more expertise in this business. Our ability to develop our infrared products business will depend on our ability to successfully market our products in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

Our intellectual property may not be adequately protected.

While we have a patent pending, we cannot assure that a patent will be issued on the basis of our application or that, if such a patent is issued, it will be sufficiently broad to protect our technology. In addition, we cannot assure that any patents issued to us will not be challenged, invalidated, or circumvented. In order to safeguard our unpatented proprietary know-how, trade secrets, and technology, we rely primarily upon trade secret protection and nondisclosure provisions in agreements with employees and others having access to confidential information. We cannot assure that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

Enforcing and protecting our proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected.

We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We also may need to engage in litigation in the future to enforce any patent rights. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend or enforce our proprietary technology.

The share control position of Gary Ball and his wife will limit the ability of other stockholders to influence corporate actions.

After distribution of our shares to the CSBI stockholders, our largest stockholders, Gary and Wendy Ball, will own an aggregate of 281,508 shares of our common stock (including shares of common stock issuable to them upon the conversion of CSBI Series A Preferred Stock held by them) and thereby control between approximately 22% and 35% of our outstanding shares. Because Gary and Wendy Ball will own such a significant percentage of the outstanding shares, other stockholders, individually or as a group, will be at a disadvantage in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our stockholders generally.

Our future success depends, in large part, on the continued service of our President.

We depend almost entirely on the efforts and continued employment of Mr. Gary Ball, our President and Secretary-Treasurer. Mr. Ball currently is our sole executive officer, and we will depend on him for nearly all aspects of our operations. We do not have an employment contract with Mr. Ball, and we do not carry key person insurance on his life. Mr. Ball currently is able to devote substantially all of his time on our behalf. The loss of the services of Mr. Ball, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult to find and retain qualified personnel such as Mr. Ball.

Forward-looking Statements

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the infrared products industry;

*	changes in legislation and regulation affecting the infrared products industry;

*	changes in our business strategies;

*	the level of demand for our products; and

*	the availability of working capital.

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.

The Spin-Off and Plan of Distribution

Summary of Spin-Off

Distributing Company	Infrared Systems International

Shares To Be Distributed

A maximum of 20,076,237shares of our common stock, $0.001 par value per share, of which 18,767,516 shares will be returned to us for cancellation by certain stockholders pursuant to written agreements. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of CSBI owned of record on ______. No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

No Payment Required	No holder of CSBI common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Conversion of CSBI Series A Preferred Stock Into CSBI Common Stock

Holders of CSBI Series A Preferred Stock who convert their Series A Preferred Stock into CSBI common stock prior to the record date and do not sell or otherwise transfer such CSBI common stock prior to the record date will receive ISI common stock on the same terms as all other holders of CSBI common stock. Holders of CSBI Series A Preferred Stock who do not convert their Series A Preferred Stock into CSBI common stock prior to the record date will not be entitled to receive ISI common stock with respect to such CSBI Series A Preferred Stock, whether or not such CSBI Series A Preferred Stock is subsequently converted into CSBI common stock.

Record Date

The record date for our distribution of our shares is _______. After the record date, the CSBI common shares will be trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________, 2008. We have mailed this prospectus to you on or about this date.

Distribution of ISI Shares

A maximum of 20,076,237shares of our common shares, which are held by CSBI, will be delivered to the distribution agent within ten (10) days after the record date, and the spin-off will be completed, reduced by 18,767,516 shares that will be delivered to us for cancellation pursuant to written agreements with certain CSBI stockholders. You will be entitled to receive our shares even if you sold your CSBI shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days. Any shares of our common stock not delivered to the distribution agent for distribution will be surrendered by CSBI to us for cancellation.

Distribution Agent	The distribution agent for the spin-off will be Pacific Stock Transfer Company.

Listing and Trading of Our Shares

There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution of the certificates for our common stock. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as market makers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the FINRA. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a market maker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market that m ay develop, investor perception of our business, growth prospects and general market conditions.

Background and Reasons for the Spin-Off

ISI was incorporated under the laws of the State of Nevada on April 11, 2006. Our Articles of Incorporation authorize our company to issue 50,000,000 shares of common stock with $0.001 par value per share and 50,000,000 shares of preferred stock with $0.001 par value per share. At the time of formation, we were a wholly-owned subsidiary of Advance Technologies, Inc., a Nevada corporation, and had been formed by it in order to focus on the development of an infrared security system for which a patent was being sought.

On May 24, 2007 Advance Technologies entered into a share purchase and merger agreement with American SXAN Biotech, Inc., Huakang Zhou, Gary Ball and Wendy Ball. Dr. Zhou has been advising private Chinese companies in the course of going public in the U.S. since 2001. His role has been to serve as a financial consultant and director of these Chinese companies. Advance Technologies had several offers to merge with other private corporations. The directors selected American SXAN based on their perception of which opportunity provided the best potential for “shareholder value enhancement.” Dr. Zhou was not affiliated with any other merger candidate considered by management of Advance Technologies.

The long-term strategic and financial benefit of the transaction to American SXAN was the ability to access world capital markets by reason of its status as a U.S. public company. The long-term strategic and financial benefit to Advance Technologies arose from the benefit of obtaining a $325,000 capital infusion, which enabled it to continue its research and development activities, and the perceived potential for shareholder value enhancement through possible stock appreciation of Advance Technology common stock.

Because American SXAN was not interested in continuing the infrared visions systems business, Advance Technologies insisted that the stock of ISI be spun off so that the existing shareholders of Advance Technologies and purchasers of their stock would have the opportunity to benefit from any future success of such business.

In connection with the closing of the acquisition on July 10, 2007, the following took place:

•

Advance Technologies issued to the stockholders of American SXAN 100,000 shares of Series B Preferred Stock, which will be convertible into 17,647,058 shares of common stock after the distribution of the ISI shares to which this prospectus relates.

•

The Board of Directors of Advance Technologies elected members of the management of Tieli XiaoXingAnling, specifically Feng Zhen Xing and Feng Guo Wu, to serve as members of the Board of Advance Technologies.

•	The prior members of the Board of Directors of Advance Technologies resigned.
•	Advance Technologies sold 1,120,457 shares of its common stock (as adjusted for a subsequent 1-for-51 reverse split) to Dr. Huakang Zhou for $325,000.

•

Advance Technologies assigned all of its pre-Merger business and assets (including the $325,000 payment by Dr. Huakang Zhou) to ISI, and ISI assumed responsibility for all of the liabilities of Advance Technologies that existed prior to the Merger.

•

Advance Technologies entered into a management agreement with Gary Ball, its previous CEO, and ISI.  The management agreement provides that Mr. Ball will manage ISI within his discretion, provided that his actions or inactions do not threaten material injury to Advance Technologies.  The management agreement further provides that Mr. Ball will cause ISI to file a registration statement with the Securities and Exchange Commission that will, when declared effective, permit the distribution of all of the outstanding shares of ISI to the holders of Advance Technologies common stock, except that Dr. Huakang Zhou has agreed that he will surrender to ISI any shares of ISI common stock that are distributed to him in connection with the distribution.

In August of 2007, Advance Technologies changed its name to China Sxan Biotech, Inc. (CSBI) and effected a 1-for-51 reverse stock split of its common stock. All references to shares of CSBI common stock in this prospectus have been adjusted to reflect the reverse stock split.

In November of 2007, CSBI issued an aggregate of 17,647,059 shares of CSBI common stock to six investors in connection with the conversion by them of CSBI Series B Preferred Stock. Such persons have executed agreements to surrender to ISI all shares of ISI common stock that are distributed to them in connection with the distribution.

The shares of ISI are owned by CSBI, who will distribute the ISI shares once the Form S-1 registration statement is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Company, which acts as our transfer agent.

Manner of Completing the Spin-Off

The record date for the distribution is _____, 2008. Promptly after the record date, we will split the number of shares of our outstanding common stock, which are all held by CSBI, into the number of shares required for the spin-off. The shares then will be delivered to the distribution agent, Pacific Stock Transfer Company, for the distribution. As many as 20,076,237shares of CSBI common stock may be outstanding on the record date if all CSBI Series A Preferred Stock are converted by the record date. However, 18,767,516 shares will be cancelled pursuant to agreements with persons who received CSBI stock either in connection with the acquisition of American SXAN by CSBI in 2007 or from CSBI subsequent to such acquisition. As a result, the maximum number of ISI shares issued and not cancelled pursuant to the distribution will be 1,308,721. After the distribution, CSBI will not own any stock of ISI.

You will be entitled to receive our shares even if you sold your CSBI common shares after the record date. A certificate representing your shares of our common stock will be mailed by the distribution agent to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

No holder of common shares of CSBI is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Certain Market Information

There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

Upon effectiveness of this registration statement on Form S-1, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority. ISI will have between approximately 1,061,383 and 1,308,721 shares of common stock issued and outstanding, depending on the number of CSBI Series A Preferred Stock converted into CSBI common stock on or before the record date for the spin-off.

ISI has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.

Following the spin-off, we believe that there will be between approximately 1,015 and 1,187 stockholders of record (depending on the number of holders of record of CSBI Series A Preferred Stock who convert such shares into CSBI common stock prior to the record date).

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Disclaimer Regarding Forward Looking Statements

This prospectus includes forward-looking statements that include risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the operation and growth of our business and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We have based these forward-looking statements on our current expectations and projections about future events. Our ability to generate revenue is subject to substantial risks. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Overview

We were formed on April 20, 2006 to pursue the development of a proprietary infrared security system. In July 2007, all assets and liabilities of Advance Technologies, Inc. (AVTX) were transferred to us in connection with a merger transaction involving AVTX.

Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the fiscal year ended September 30, 2007 and for the quarter ended December 31, 2007, included elsewhere in this Prospectus.

Revenue Recognition

Our revenue primarily comes from royalties derived through licensing our technology to a single customer, Kollsman. The licensing agreement allows Kollsman exclusively to use our technology in aircraft systems manufactured by Kollsman in exchange for a royalty fee for each system sold by Kollsman that includes our technology. The royalty fee is payable quarterly and amounts to $300 per aircraft system for the first 210 systems, then increases to $800 per system. There are also provisions for additional fee increases at 2,000 and 5,000 systems, provided Kollsman sells enough systems to reach them. The licensing agreement continues in effect as long as Kollsman continues to use our technology in aircraft systems it manufactures. During the quarter ended September 30, 2007, sales of Kollsman’s aircraft systems that included our technology passed the 210 systems needed for the increased royalty fee of $800 per system. We recognize our royalty revenues as Kollsman sells aircraft systems that include our technology. At that time, in accordance with the license agreement, the royalty fee has been earned by us, there is an agreed upon amount for the royalty fee, and collection of the royalty is reasonably assured because the customer has timely made all payments required under the license agreement since it was signed in 2004. We also have generated some revenues from consulting arrangements where we have used our technology to modify existing equipment. Consulting revenue is recognized when the equipment has been modified, there is an agreed upon price for the services, and collection of the revenue is reasonably assured.

Plan of Operation in the Next Twelve Months

We intend to continue to seek strategic partners for our infrared security system over the coming months. Such potential partners include infrared camera suppliers, suppliers of radio frequency identification technology, commercial wireless providers, and cellular handset suppliers.

We have identified numerous potential applications for our infrared security system, and will engage in discussions with various corporations in search of partners who desire to utilize our system for one or more of the potential applications for our system. The most likely potential applications for our system for which we will seek partners include:

•	small to medium business security
•	home security
•	construction site security
•	perimeter security
•	aircraft security
•	private airport security
•	perimeter security for key facilities such as refineries, power plants, water reservoirs, and oil fields

We currently intend to focus primarily on uses of our infrared security system for small to medium business security and home security.

We will seek passive royalty-based license agreements of our system. Consequently, we will not require manufacturing facilities.

In addition to our infrared security system, we hold, as the result of the transfer of the assets and liabilities of AVTX, certain proprietary rights to infrared products for various commercial applications, primarily consisting of the Enhanced Vision System (EVS) for commercial aviation and thermal imaging of the human body for medical purposes. We may receive royalties from licenses relating to certain of these rights. During 2007, all of our revenues were generated from a single license.

The EVS project continues with ongoing sales by Kollsman to Gulfstream. These sales closely track the new aircraft deliveries by Gulfstream. The retrofit market for Gulfstream continues at a slow rate, but is projected to improve now that the Enhanced Vision System II (EVS II) has been certified by the FAA and is in production.

We believe that the FAA certification of EVS II in late January of 2008 will result in an increase in the Gulfstream retro-fit program for older models of their G series aircraft, which will use the new EVS II, for FedEx.

Expenses

We estimate that we will require between $35,000 and $55,000 over the next twelve months in order to implement our business strategy, consisting primarily of:

•	establishing one or more development partnerships;
•	building a marketing demonstration model; and
•	conducting demonstrations and attending trade conventions.

Liquidity and Capital Resources

Based upon our anticipated monthly expenses of approximately $3,000 to $5,000 per month, exclusive of expenses associated with this offering of approximately $60,000, we expect to have sufficient capital resources to implement our business plan over the coming year. This does not take into account royalties from the rights of AVTX transferred to us in July 2007, which we believe will generate revenues of at least $60,000 during the next twelve months. Our primary source of revenues is from royalties from the EVS licensee, Kollsman.

Results of Operations for the Fiscal Year Ended September 30, 2007 Compared with the Fiscal Year Ended September 30, 2006

Net Sales

Net sales were approximately $35,100 for the fiscal year ended September 30, 2007 as compared to approximately $33,815 for the prior fiscal year. Consulting fees decreased to zero in fiscal 2007 compared to $6,215 for the prior fiscal year. Such fees are generated by the periodic purchases by a foreign customer of infrared cameras employing ISI technology for its medical business, which purchases generally have occurred approximately every other year. The sales rate for EVS royalties increased from $27,600 to $35,100, reflecting the royalty fee increase in the last quarter from $300 per system to $800 per system. This increase reflects total sales moving to the third fee rate schedule in the Kollsman EVS License agreement (1997). Since there were no costs of goods, gross profits were the same as revenues.

Selling, General and Administrative Expenses

Operating expense for the fiscal year ended September 30, 2007 was $82,418 as compared to $84,212 for the prior fiscal year. Operating expenses remained essentially flat with decreases in the patent attorney ($12,156) and executive compensation ($24,479) offsetting a significant rise in professional fees from $18,515 to $58,181. Executive compensation expenses declined primarily to the discontinuance of the executive compensation plan by the board of directors. The increase in professional fees primarily was the result of the reverse merger costs.

Other Income and Expense

For the fiscal year ended September 30, 2007, the expense was $14,392, compared to $11,879 for the prior fiscal year. The increase in expense was for interest expense as a result of a higher debt.

Net Profit (Loss) Before Provisions for Income Taxes

The net loss for the fiscal year ended September 30, 2007was $61,778 versus $62,276 for prior fiscal year. The slight decrease in the loss ($498) occurred as a result of a balance between a revenue increase, reduction in executive compensation, and increased professional fees offsetting each other.

Going Concern

We have limited working capital and limited revenues from sales of products or licenses. During 2007, all of our revenues were generated from a single licensee. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.  The accompanying financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our attaining future profitable operations. Management’s plans include strict restrictions on the cost of ongoing operations, such as providing minimal compensation to management, and limiting professional, travel and other operating expenses in order to remain within our budget of approximately $35,000 to $55,000 per year. Operating expenses were slightly more than $80,000 in each of fiscal years 2006 and 2007, but such costs included professional and other expenses related to merger and spin-off activities. There can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

There are no off balance sheet arrangements.

Business

General

Infrared Systems International (ISI) was formed under the laws of the State of Nevada on April 11, 2006 as a wholly owned subsidiary of CSBI (then known as Advance Technologies, Inc.) to pursue a narrowly defined business objective called infrared security systems.

On July 11, 2007, CSBI acquired American SXAN Biotech, Inc. a Delaware Corporation doing business exclusively in the People’s Republic of China under a registered capital corporation, Tieli XiaoXingAnling Forest Frog Breeding Co, Ltd. As a result of the acquisition, the stockholders of American SXAN Biotech, Inc. acquired control of CSBI.

Pursuant to one of the terms of the acquisition, all of the assets and liabilities of CSBI as of the date of the acquisition were transferred into ISI. Since that time, ISI had conducted not only the infrared security systems development for which it was formed but also the other prior activities of CSBI.

ISI Business Model

ISI engages in the development of infrared products for commercial applications. Products that have been developed in the past include:

•	Enhanced Vision System, for commercial aviation;
•	Thermal imaging of the human body for medical purposes; and
•	Infrared security systems for the automatic detection of intruders

Enhanced Vision System

We previously were engaged in the development of an infrared imaging camera system for commercial aircraft to allow civilian pilots to land their aircraft under conditions of low or reduced visibility. The infrared camera system is especially designed to enhance the performance of the imager by proprietary techniques of selective wavelength enhancement. An exclusive license for this system was granted to Kollsman Instruments in 1997.

More than 420 enhanced vision system products have been built and installed on Gulfstream aircraft pursuant to the license during the past ten years. The royalties were $32,100 in the fiscal year ended September 30, 2007 and are projected to be approximately $64,000 in fiscal 2008.

We have an improved enhanced vision system product that is superior to the current version licensed by Kollsman Instruments. However, we do not believe that current conditions justify introducing this system to the air transport market at this time. Pursuant to our agreement with Kollsman, it has a right of first refusal for developments by us to the EVS system. While we could launch a competitive product to Kollsman without violating our agreement with it, we believe that the existing market for these systems might not support additional competition. If market factors change, we will re-examine this matter.

We currently are not undertaking any new activities in the development of enhanced visions systems.

Medical System

A Taiwanese corporation that previously has purchased infrared imaging cameras for medical purposes from CSBI has entered into an agreement with us for the purchase of 40 medical cameras. Such contract is expected to result in a profit to us of approximately $4,000. However, there can be no assurance as to the amount of profits that such contract will generate. The export of such cameras will require authorization from the US Department of Commerce, which approval has been obtained in the past for prior delivery of such products to the Taiwanese corporation.

Although we continue to provide infrared imaging cameras to our Taiwanese customer upon request, we currently are not undertaking any new activities in the development of medical systems utilizing infrared systems, and do not intend to seek customers for such cameras in the U.S.

Infrared Security System

The infrared security system (ISS) product is based upon a unique concept that we believe is proprietary. The ISS utilizes two or more infrared cameras directed at a common surveillance area. The locations of the cameras and their optical fields of view are pre-established and stored in a central computer database. Computer programs harmonize the information into a three dimensional grid, and camera processors perform image processing on the surveillance area to detect moving objects. Information is transmitted to the central computer, and compared to information in the database for pre-defined threats. Alarm criteria can be based on object size, location, and movement over time. We believe this system has a powerful threat detection capability that inherently rejects false alarms and which will separate our ISS from those of our competitors. A provisional patent was filed in November 7, 2005 (60/597,048), a full patent was filed in November 3, 2006, (11/592,639) preserving the original filing date, and a petition for an expedited patent application review was filed in August 2007. In September 2007, our request for an accelerated review was granted, and we expect the review to be completed sometime in 2008. We have no patents at this time.

The proposed ISS patent is applicable to many different applications. Each application has as a common feature (the ISS core concept), but in many cases each application has unique features associated with its particular market. These features, coupled with the basic patent (if issued) are expected to lead to a series of supplemental patents on most applications in order to extend and deepen the patent protection.

We envision many different potential markets for the ISS, including small to medium size businesses; construction sites; farms; refineries, power plants and other important facilities; home security; aircraft security; private airport security; and perimeter security around key locations. Our initial priorities are businesses and home security.

We have engaged in discussions with corporations that have a wide range of possible interest in the ISS project. These discussions have led to the formulation of an informal strategic technology team in which each team member bears its own cost of participation and retains rights to its work product while seeking to collaborate to meet a particular potential market. There can be no assurance that such discussions and collaborations will result in any actual business for ISI.

Other Activities

We previously entered into a non-exclusive license agreement with a company pursuant to which we provided technical know-how and development support to the company to develop an infrared imaging system for recreational vehicles. At this time, we do not anticipate any revenues from this agreement.

Competition

We are engaged in two principal markets, enhanced vision systems for commercial aviation and surveillance systems for physical security. There are numerous companies providing such services in the United States and in other countries. Our competitors have greater financial resources and more expertise in this business. Our ability to develop our business will depend on our ability to successfully market our products in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

In the enhanced vision systems market, we have an exclusive agreement with Kollsman Inc. whereby our intellectual property and information was used to create an enhanced vision system being produced and marketed by Kollsman. We believe that the principal competitors of Kollsman are CMC Marconi and Max-Viz. Both corporations have announced that they have developed an enhanced vision system similar to that of Kollsman, but to our knowledge neither of these products have been certified by the FAA to operate in the low visibility conditions for which the Kollsman enhanced vision system is approved.

The market for infrared surveillance is extremely competitive. We believe that competition in these areas is principally based on the quality of the product in terms of performance, reliability, service, deliverability, and price. The demand for infrared sensing devices has produced a wide variety of competitors and competitive systems. For most commercial applications, the principal competitive factor is cost, although we believe that for the applications we seek to pursue the principal competitive factor will be performance.

Effect of Governmental Regulations

Infrared imaging has been given a commodity jurisdiction by the US Department of State. As a controlled “dual use” technology, the “dual use” being military and commercial, the technology is subject to US government oversight. In certain defined instances our “commercial product” could be applied and used in a non-commercial application, such as military or US government agency applications. In such a case, our commercial product would be monitored and controlled by the US Arms Export Control Act, and the technical data must be in compliance with the Internal Traffic in Arms Regulation. We do not expect such government regulation to materially impede our proposed business.

The export by us of medical equipment to our Taiwanese customer does not require FDA approval. Although the EVS system incorporating our proprietary technology required FAA approval, such approval was the obligation of Gulfstream.

Property

We currently use the address of our President for company use, for which we pay him $400 per month. We currently do not plan to occupy separate office facilities or obtain office furniture and equipment after the spin-off. We own no real estate nor have plans to acquire any real estate.

Employees

We have no employees other than Gary Ball, our President and Secretary-Treasurer. Mr. Ball does not have a written employment agreement with us.

Legal Proceedings

We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.

Management

Directors, executive officers and key employees

Name:	Age	Position:
Gary E. Ball	70	President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Director
Gary L. Bane	70	Director
James R. Watson	60	Director

Gary E. Ball has been ISI’s Chief Executive Officer, President, Secretary-Treasurer, and a director since its formation in April 2006. For more than five years until the closing of the merger in July 2007, Mr. Ball was CEO, President and a director of CSBI. Prior thereto, Mr. Ball specialized in product design, development, and management for North American Aviation; was a Technical Manager for the Pave Tack program for Ford Aerospace; was Program Manager for Northrop Electro-Mechanical in charge of business development on several classified Department of Defense programs; was Program Manager for Hughes Aircraft, where he developed their infrared enhanced vision system; and was a member of the NATO NIAG study group on aircraft integration. Mr. Ball has authored several articles for trade publications, the last 9 years he has provided consulting services to 10 U.S. and foreign corporations in the field of infrared technology. Mr. Ball attended California State University at Long Beach, where he graduated with a BSEE and MSEE, and later took graduate studies at the University of Southern California.

Gary L. Bane has been a director of ISI since its formation in April 2006, and was a director of CSBI at the time of the closing of the merger in July 2007. Mr. Bane has been employed as an independent consultant for more than the last five years.

James R. Watson has been a director of ISI since its formation in April 2006, and was a director of CSBI at the time of the closing of the merger in July 2007. Mr. Watson is a sales, marketing and general management executive with over twenty-five years of experience in managing a wider range of marketing, sales and operations functions designed to create or expand domestic and international sales opportunities. Since 2001, he has been the Vice President of Operations for California Manufacturing Technology Consulting in Gardena, California, where he is responsible for marketing, sales, consulting services, and the development of delivery tools and services. Prior thereto, his duties have included establishing aerospace and defense and distribution industry teams. Mr. Watson also has served as a Vice President of Sales and General Manager, Europe, for Anchor Audio, Inc. in Los Angeles, California, where he was responsible for domestic sales planning, field sales, and government and OEM sales, and Vice President – Passenger & Cargo Sales for Western Airlines, where he was responsible for managing over 1,100 people in sales programs, field sales, reservations and advertising, with a budget in excess of $150 million.

Director Independence

Our board of directors consists of Gary E. Ball, Gary L. Bane, and James Watson. Messrs. Bane and Watson each is an “independent director” as such term is defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules.

Committees of the Board of Directors

Currently, we do not have any committees of the Board of Directors, and none are planned at this time.

Director and Executive Compensation

At the present time, we do not pay any compensation to our directors and officers, although we reimburse them for reasonable expenses incurred on our behalf. We anticipate that we will begin to compensate our directors and officers at some time in the future, but as of the date of this prospectus we have no specific plans for such compensation.

Employment Agreements

We do not have a written employment agreement with Gary E. Ball, our sole executive officer.

Equity Incentive Plan

We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

We utilize office space and storage provided by Gary E. Ball, for which we pay Mr. Ball $400 per month. We also pay Mr. Ball $350 per month as a car allowance. Both payments are made pursuant to authorization by the Board of Directors but without a written agreement.

During the years ended September 30, 2007 and 2006, respectively, Gary E. Ball loaned combined amounts of $4,800 and $8,350 to us and our parent, and we and our parent combined repaid loans totaling $82,550 and $1,600. At September 30, 2007 and 2006, we and our parent combined owed a total of $0 and $77,750 to Mr. Ball. The loans did not bear interest and were due on demand; however, we and our parent imputed interest at an annual rate of 8%. During the years ended September 30, 2007 and 2006, respectively, we and our parent imputed combined interest expense of $4,887 and $6,030.

In April 2006, we issued 6,000,000 shares of our common stock to our parent for services valued at $2,000 and for cash of $1,000. In July 2007, our parent made cash contributions to us totaling $293,463.

During the year ended September 30, 2006, our parent issued its preferred stock to its directors to pay a liability of $8,000 and for services valued at $44,039 (of which the directors provided $32,629).

Pursuant to the Assignment and Assumption and Management Agreement entered into by CSBI, ISI, and Gary E. Ball dated July 10, 2007, ISI has engaged Mr. Ball to manage and operate its business. Such agreement provides that the Board of Directors of ISI shall consist, prior to the spin-off, of Mr. Ball, Mr. Bane, and Mr. Watson, and that Mr. Ball shall serve as the sole officer of ISI. Mr. Ball is responsible for managing and operating the business of ISI prior to the spin-off.

Immediately after the spin-off, Mr. Ball and his wife will be the largest single owners of our common stock, owning in the aggregate between approximately 22% and 35% of the outstanding stock, depending on the number of shares of CSBI Series A Preferred Stock that are converted into CSBI common stock on or prior to the record date for the distribution.

Principal Stockholders

The following table sets forth, as of February 29, 2008, information regarding the anticipated future ownership of our common stock immediately after the spin-off by:

•	persons who own more than 5% of our common stock;
•	each of our directors and each of our executive officers; and
•	all directors and executive officers as a group.

Each person will have sole voting and investment power with respect to the shares shown, except as noted. The table assumes that all shares of CSBI Series A Preferred Stock are converted into CSBI common stock prior to the record date for the spin-off. The table also reflects that the following CSBI stockholders have agreed to have their ISI shares cancelled: Dr. Huakang Zhou, who purchased 1,120,457 shares of CSBI in connection with the acquisition of American SXAN; and six persons who acquired ISI Series B Preferred Stock in connection with the transaction and who agreed, upon their conversion of those Series B Preferred Stock into CSBI common stock, to have the ISI shares they receive pursuant to the spin-off cancelled.

Name and Address of	No. of	Percentage
Beneficial Owner	Common Shares	of Ownership (1)(2)

Gary E. Ball and Wendy Ball (3)	338,780	21.6%
15 N. Longspur Drive
The Woodlands, TX 77380

Gary L. Bane	19,653	1.5%
c/o Infrared Systems International
15 N. Longspur Drive
The Woodlands, TX 77380

James R. Watson	1,530	0.1%
c/o Infrared Systems International
15 N. Longspur Drive
The Woodlands, TX 77380

All Officers and	302,293	23.1%
Directors as a Group
(three persons) (3)

_______________

(1) All ownership is beneficial and of record, and all beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(2) Assumes that all outstanding shares of CSBI Series A Preferred Stock are converted into CSBI common stock prior to the record date for the distribution of our common stock.

(3) The shares indicated include 50,904 shares that will be held in the IRA of Wendy Ball, the spouse of Gary E. Ball.

Federal Income Tax Considerations

DISCLOSURE UNDER TREASURY CIRCULAR 230: The following discussion of certain federal income tax consequences is not intended, provided or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on such taxpayer. The following discussion was written to support the promotion or marketing of the transaction and matters addressed herein. Each holder of CSBI common shares should seek advice based on such shareholder’s particular circumstances from an independent tax advisor.

General

The following discussion summarizes the material U.S. federal income tax consequences of the spin-off transactions to CSBI stockholders who hold CSBI common stock as a capital asset. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. The discussion herein is not binding upon, nor considered authority by, the IRS or any court or state taxing authority, and no assurance can be provided that the tax treatment of the spin-off, as reported by CSBI, will not be challenged by the IRS or any state taxing authority.

This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to CSBI stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

•

foreign persons (for income tax purposes, a non-U.S. person includes a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia);

•	financial institutions;

•	dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	insurance companies;

•	tax-exempt entities employee benefit plans, IRAs, Keogh plans or other arrangements subject to the Employee Retirement Income Security Act of 1974, as amended, or the Code;

•

holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights or as a result of conversion of CSBI Series A Preferred Stock into CSBI common stock prior to the record date of the distribution; and

•	holders who hold CSBI common stock as part of a hedge, straddle, conversion, constructive sale or similar transaction.

Further, no information is provided in this prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws. State and foreign tax laws are often substantially different from U.S. federal income tax laws with respect to the treatment, calculation and timing of recognition of specific tax items.

CSBI stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each CSBI stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

•

a dividend to the extent paid out of (1) CSBI's current earnings and profits for the tax year in which the spin-off occurs and (2) CSBI’S accumulated earnings and profits at the end of the year in which the spin-off occurs; then

•

a reduction in the shareholder’s income tax basis in CSBI common stock to the extent that the fair market value of our common stock received in the spin-off exceeds the shareholder’s dividend portion of the distribution referenced above; and then

•

gain from the sale or exchange of CSBI common stock to the extent the value of our common stock received by that shareholder exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

•

each stockholder's basis in our common stock should equal the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

CSBI is taxable as a corporation. As a result: (i) CSBI would be subject to federal and state income tax on its taxable income at corporate income tax rates, without a deduction for any distributions to CSBI stockholders as a result of receiving our shares of common stock in the spin-off; (ii) CSBI would recognize taxable gain to the extent the fair market value of our shares it distributes exceeds CSBI’s income tax basis in those shares; and (iii) CSBI stockholders receiving our shares of common stock in the spin-off would be required to treat the receipt of our stock as items of dividend, return of capital or gain.

Following completion of the spin-off, information with respect to the allocation of the amount distributed among the various categories described above will be made available to the holders of CSBI common stock.

Federal Securities Laws Consequences

All of the shares of ISI common stock distributed to CSBI stockholders in the spin-off will be freely transferable under the Securities Act, except for those securities received by persons who may be deemed to be affiliates of ISI under Securities Act rules. Persons who may be deemed to be affiliates of ISI after the spin-off generally include individuals or entities that control, are controlled by or are under common control with ISI, such as our directors and executive officers. Approximately 359,963 shares of our common stock will be held by affiliates after completion of the spin-off.

Persons who are affiliates of ISI generally will be permitted to sell their shares of ISI common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. As a result, ISI common stock received by ISI affiliates pursuant to the spin-off may be sold after the required holding period if the provisions of Rule 144 relating to current public information, volume limitations, manner of sale requirements, and filing of a Form 144 are complied with.

Description of Securities

We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock. As of _____, 2008, 6,000,000 shares of common stock and no shares of preferred stock were issued and outstanding. All of the outstanding shares of common stock as of such date were held by CSBI and will be surrendered by CSBI for cancellation. Following the spin-off, we believe that there will be approximately

1,015 to 1,200 stockholders of record, based upon the number of record holders of CSBI common shares as of the record date for the distribution and the number of holders of shares of CSBI Series A Preferred Stock who convert such CSBI Series A Preferred Stock into CSBI common stock prior to the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and non-assessable. The shares of ISI common stock are owned by CSBI, who will distribute the ISI shares once the registration statement on Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Corp., which acts as our transfer agent.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of most matters upon which stockholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of $0.001 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants and Options

  We have not issued any warrants, options or other derivative securities.

Transfer Agent

The stock transfer agent for our securities is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, and their phone number is (702) 361-3033.

Reports to Stockholders

We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

Edward T. Swanson, Esq. of Santa Monica, California has passed upon the validity of the shares being offered hereby and certain other legal matters and is representing us in connection with this offering.

Experts

The financial statements of ISI as of and for the year ended September 30, 2007 included herein and elsewhere in the Registration Statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

You may read and copy any document we file at the Commission's Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Commission a Registration Statement on Form S-1 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge, to each person who receives this prospectus, copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief

Financial Officer, Mr. Gary E. Ball, at our corporate office in The Woodlands, Texas. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

Infrared Systems International

INDEX TO FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS

PAGE

Report of Independent Registered Public Accountants	F-2
Balance Sheets at September 30, 2007 and 2006 (Combined)	F-3
Combined Statements of Operations, For the Years Ended	F-4
September 30, 2007 and 2006
Combined Statements of Stockholders' Deficit, For the Years Ended	F-5
September 30, 2007 and 2006
Combined Statements of Cash Flows, For the Years Ended	F-6
September 30, 2007 and 2006
Notes to the Financial Statements	F-8

QUARTERLY FINANCIAL STATEMENTS

PAGE

Unaudited Condensed Balance Sheets at December 31, 2007 and 2006	F-12
Unaudited Condensed Statements of Operations, For the Years Ended	F-13
September 30, 2007 and 2006
Unaudited Condensed Statements of Cash Flows, For the Years Ended	F-14
September 30, 2007 and 2006
Notes to the Unaudited Condensed Financial Statements	F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Infrared Systems International

We have audited the accompanying balance sheets of Infrared Systems International (the “Company”) as of September 30, 2007 and 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infrared Systems International as of September 30, 2007 and 2006, and the results of its operations, changes in stockholders’ deficit and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, has a liquidity problem, and requires funds for its operational activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

January 21, 2008

5296 S. Commerce Dr. #300

Salt Lake City, Utah 84107

Telephone 801.281.4700

Facsimile 801.281.4701

www.cpaone.net

INFRARED SYSTEMS INTERNATIONAL
BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006

ASSETS
	2007	2006
CURRENT ASSETS:		(Combined)
Cash	$118,904	$4,200
Accounts receivable	17,400	5,700
Prepaid expenses	2,406	72
Total Current Assets	138,710	9,972

PROPERTY AND EQUIPMENT, net	1,438	720

DEFINITE-LIFE INTANGIBLE ASSETS	16,765	3,000

TOTAL ASSETS	$156,913	$13,692

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$14,788	$30,457
Related party loans	-	77,750
Total Current Liabilities	14,788	108,207

DEFERRED INCOME TAX LIABILITY	68	-

Total Liabilities	14,856	108,207

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.001 par value, 50,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares
authorized, 6,000,000 shares issued and outstanding	6,000	6,000
Capital in excess of par value	260,111	(38,239)
Retained earnings (deficit)	(124,054)	(62,276)
Total Stockholders' Equity (Deficit)	142,057	(94,515)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$156,913	$13,692

See accompanying notes.

F-4

INFRARED SYSTEMS INTERNATIONAL
COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
REVENUES:
Royalty	$35,100	$27,600
Consulting	-	6,215
Total Revenue	35,100	33,815

OPERATING EXPENSES:
Compensation	-	24,479
Consulting	394	12,550
Professional fees	58,181	18,515
Other general and administrative	23,843	28,668
Total Operating Expenses	82,418	84,212

LOSS FROM OPERATIONS	(47,318)	(50,397)

OTHER INCOME (EXPENSE):
Interest expense	(9,505)	(5,849)
Related party interest expense	(4,887)	(6,030)
Total Other Income (Expense)	(14,392)	(11,879)

LOSS BEFORE INCOME TAX PROVISION	(61,710)	(62,276)

PROVISION FOR INCOME TAXES	(68)	-

NET INCOME (LOSS)	$(61,778)	$(62,276)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING	6,000,000	6,000,000

See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED SEPTEMBER 30, 2007 AND 2006
					Capital in	Retained
	Preferred Stock		Common Stock		Excess of	Earnings
	Shares	Amount	Shares	Amount	Par Value	(Deficit)
BALANCE, September 30, 2005	-	$-	-	$-	$(93,308)	$-

Issued common stock to Parent for cash of $1,000 and for services valued at $2,000, April 2006	-	-	6,000,000	6,000	(3,000)	-

Parent issued its preferred stock to pay a liability of $8,000 and for services valued at a total of $44,039	-	-	-	-	52,039	-

Imputed related party interest	-	-	-	-	6,030	-

Net loss for the year ended September 30, 2006	-	-	-	-	-	(62,276)

BALANCE, September 30, 2006	-	-	6,000,000	6,000	(38,239)	(62,276)

Capital contributions, July 2007	-	-	-	-	293,463	-

Imputed related party interest	-	-	-	-	4,887	-

Net loss for the year ended September 30, 2007	-	-	-	-	-	(61,778)

BALANCE, September 30, 2007	-	$-	6,000,000	$6,000	$260,111	$(124,054)
See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(61,778)	$(62,276)
Adjustments to reconcile net income (loss) to
net cash used by operating activities:
Depreciation	215	884
Imputed interest	4,887	6,030
Stock issued for services	-	44,039
Net (increase) decrease in operating assets:
Accounts receivable	(11,700)	900
Prepaid expenses	(2,334)	(72)
Net increase (decrease) in operating liabilities:
Accounts payable	(15,669)	8,764
Deferred income tax liability	68	-
Net Cash Used by Operating Activities	(86,311)	(1,731)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(933)	(753)
Payments for definite-life intangible assets	(13,765)	(3,000)
Net Cash Used by Investing Activities	(14,698)	(3,753)

CASH FLOWS FROM FINANCING ACTIVITES:
Payment on related party loans	(82,550)	(1,600)
Proceeds from related party loans	4,800	8,350
Proceeds from capital contributions	293,463	-
Net Cash Provided by Financing Activities	215,713	6,750

NET INCREASE IN CASH	114,704	1,266

CASH AT BEGINNING OF YEAR	4,200	2,934

CASH AT END OF YEAR	$118,904	$4,200

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,505	$5,849
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES:
None

F-6

See accompanying notes.

F-6

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Infrared Systems International (“the Company”) is a corporation organized under the laws of the State of Nevada on April 11, 2006 as a wholly-owned subsidiary of China SXAN Biotech, Inc. (formerly Advance Technologies, Inc.) (“Parent”). Parent was organized under the laws of the State of Delaware on June 16, 1969. In July 2007, Parent transferred the assets, liabilities, and operations of its technology licensing business to the Company. This transaction has been accounted for as a transaction between entities under common control in accordance with Appendix D of Statement of Financial Accounting Standards No. 141. Accordingly, the Company’s financial statements have been prepared on a combined, historical-cost basis as though the transaction had occurred on September 30, 2005. The Company is in the process of effecting its spin-off by dividend to stockholders of Parent.

Nature of Operations - The Company licenses rights to use internally-developed optical technology. The Company also plans to develop a night vision system with applications for both military and civil aircraft. The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly-liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable - The Company records accounts receivable at the lower of cost or fair value. Since all accounts receivable are from one licensee, Kollsman, Inc., which has timely paid all royalties to the Company, management has estimated that no allowance for doubtful accounts is necessary. The Company estimates allowances for doubtful accounts based on the aged receivable balances and historical losses.

Property and Equipment – The Company records property and equipment at cost and uses straight-line depreciation methods. Maintenance, repairs, and expenditures for renewals and betterments not determined to extend the useful lives or to materially increase the productivity of the assets are expensed as incurred. Other renewals and betterments are capitalized.

Revenue Recognition - The Company's revenue primarily comes from royalties derived through licensing its technology to a single customer. The licensing agreement allows the customer exclusively to use the Company’s technology in aircraft systems manufactured by the customer in exchange for a royalty fee for each system sold by the customer that includes the Company’s technology. The royalty fee is payable quarterly and amounts to $300 per aircraft system for the first 210 systems, then it increases to $800 per system. There are also provisions for additional fee increases at 2,000 and 5,000 systems, provided the customer sells enough systems to reach them. The licensing agreement continues in effect as long as the customer continues to use the Company’s technology in aircraft systems it manufactures. During the quarter ended September 30, 2007, sales of the customer’s aircraft systems that included the Company’s technology passed the 210 systems needed for the increased royalty fee of $800 per system. The Company recognizes its royalty revenues as the customer sells aircraft systems that include the Company’s technology. At that time, in accordance with the license agreement, the royalty fee has been earned by the Company, there is an agreed upon amount for the royalty fee, and collection of the royalty is reasonably assured because the customer has timely made all payments required under the license agreement since it was signed in 2004. The Company has also generated some revenues from consulting arrangements where the Company has used its technology to modify existing equipment. Consulting revenue is recognized when the equipment has been modified, there is an agreed upon price for the services, and collection of the revenue is reasonably assured.

NOTE 2 - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At September 30, 2007, the Company had a retained deficit of $124,054. During the years ended September 30, 2007 and 2006, respectively, the Company incurred losses of $61,778 and $62,276 and experienced negative cash flows from operations of $86,311 and $1,731. These factors create an uncertainty about the Company’s ability to continue as a going concern. The

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations. In this regard, Company management is proposing to develop additional applications for the Company’s technology, specifically in security system surveillance. Management estimates 12 to 15 months before the Company will start realizing revenues from security system surveillance applications. Should the Company’s financial resources prove inadequate to meet the Company’s needs before additional revenue sources can be realized, the Company may raise any necessary additional funds through loans or through sales of common stock. There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

NOTE 3 - RELATED PARTY TRANSACTIONS

Related Party Loans - During the years ended September 30, 2007 and 2006, respectively, an officer of the Company loaned combined amounts of $4,800 and $8,350 to the Company and Parent, and the Company and Parent combined repaid loans totaling $82,550 and $1,600. At September 30, 2007 and 2006, the Company and Parent combined owed a total of $0 and $77,750 to the officer. The loans were non-interest-bearing and were due on demand; however, the Company and Parent imputed interest at an annual rate of 8%. During the years ended September 30, 2007 and 2006, respectively, the Company and Parent imputed combined interest expense of $4,887 and $6,030.

Stock Issuance - In April 2006, the Company issued 6,000,000 shares of common stock to Parent for services valued at $2,000 and for cash of $1,000 ($0.0005 per share) that was received in August 2006.

Capital Contributions - In July 2007, Parent made cash contributions to the Company totaling $293,463.

During the year ended September 30, 2006, Parent issued its preferred stock to pay a liability of $8,000 and for services valued at $44,039 (of which Parent’s directors provided $32,629). These stock issuances by Parent have been included in the accompanying financial statements as capital contributions.

Management Compensation - The Company has not paid any compensation to any officer or director of the Company.

Office Space - In January 2006, Parent started renting office space from an officer of the Company for $400 per month. The Company is continuing to rent office space from the officer. During the years ended September 30, 2007 and 2006, the Company and Parent combined paid or accrued $4,800 and $3,600 in rent to the officer.

F-7

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

NOTE 4 – PROPERTY AND EQUIPMENT

	Estimated Useful Lives	September 30, 2007	September 30, 2006
			(Combined)
Optical equipment	5 years	$39,386	$39,386
Office equipment	5 - 10 years	1,686	753
		41,072	40,139
Less accumulated depreciation		(39,634)	(39,419)
Net property and equipment		$1,438	$720

Combined depreciation expense for the years ended September 30, 2007 and 2006 was $215 and $884, respectively.

NOTE 5 – DEFINITE-LIFE INTANGIBLE ASSETS

	Estimated Useful Lives	September 30, 2007	September 30, 2006
			(Combined)
Pending patent application	Not applicable	$16,765	$3,000
		16,765	3,000
Less accumulated amortization		-	-

Net definite-life intangible assets		$16,765	$3,000

The Company's definite-life intangible assets consist only of a pending patent application. Once a patent has been granted, the Company will amortize the related costs over the estimated useful life of the patent. If a patent application is denied, the related costs will be expensed immediately. The Company’s patent counsel has estimated that the US Patent Office will respond to the pending patent request during 2008. Management compared the estimated cost of the patent of approximately $20,000 to management’s estimate of the market for products utilizing the patent, if granted, in determining the recoverability of this asset.

NOTE 6 - CONCENTRATIONS

At September 30, 2007, the Company had a cash balance in excess of federally-insured amounts of $21,029.

At September 30, 2007 and 2006, 100% of the Company's and Parent’s combined accounts receivable was due from a single licensee. During the years ended September 30, 2007 and 2006, 100% of the Company's and Parent’s combined royalty revenues were generated through a single licensee. During the year ended September 30, 2006, 100% of the Company's and Parent’s combined consulting revenues were generated through a single customer.

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

NOTE 7 – INCOME TAXES

At September 30, 2007 and 2006, respectively, the Company has net operating loss carryovers of approximately $14,900 and $2,300 available to offset future taxable income and expiring in 2027 and 2026. At September 30, 2006, the Company had experienced losses since inception and had not yet generated any revenues; therefore, the Company established a valuation allowance to offset the net deferred tax assets.

The income tax provision consists of the following components for the years ended September 30, 2007 and 2006:

	2007	2006
Current income tax expense (benefit)	$-	$-
Deferred income tax expense (benefit)	68	-

Net income tax expense (benefit) charged to operations	$68	$-

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the years ended September 30, 2007 and 2006:

	2007	2006
Loss before income tax provision	$(61,170)	$(62,276)
Expected federal income tax rate	15.00%	15.00%

Expected income tax expense (benefit) at statutory rate	$(9,257)	$(9,341)
Tax effect of:
Parent's expenses included in combined operations	7,302	8,993
Book basis of patents deducted by Parent	2,514	-
Imputed interest expense	27	-
Meals and entertainment	100	-
Organization costs	-	(270)
Change in valuation allowance	(618)	618

Net income tax expense (benefit)	$68	$-

F-9

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

NOTE 7 – INCOME TAXES (Continued)

The Company’s deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:

	September 30, 2007	September 30, 2006
Deferred tax assets:
Organization costs	$210	$270
Net operating loss carryovers	2,240	348
Total deferred tax assets	$2,450	$618

Deferred tax liabilities:
Book basis of patent application	$(2,514)	$-
Tax depreciation in excess of book	(4)	-
Total deferred tax liabilities	$(2,518)	$-

Total deferred tax assets	$2,450	$618
Total deferred tax liabilities	(2,518)	-
Valuation allowance	-	(618)
Net deferred tax asset (liability)	$(68)	$-

These amounts have been presented in the financial statements as follows:

Current deferred tax asset (liability)	$-	$-
Non-current deferred tax asset (liability)	(68)	-
	$(68)	$-

INFRARED SYSTEMS INTERNATIONAL

CONDENSED BALANCE SHEETS

DECEMBER 31, 2007 AND SEPTEMBER 30, 2007

ASSETS

	December 31, 2007	September 30, 2007
CURRENT ASSETS:
Cash	$215,121	$118,904
Accounts receivable	13,600	17,400
Prepaid expenses	2,024	2,406
Total Current Assets	230,745	138,710

PROPERTY AND EQUIPMENT, net	1,377	1,438

DEFINITE-LIFE INTANGIBLE ASSETS	17,405	16,765

TOTAL ASSETS	$249,527	$156,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,130	$14,788
Customer deposits	119,725	-
Total Current Liabilities	132,855	14,788

DEFERRED INCOME TAX LIABILITY	-	68
Total Liabilities	132,855	14,856

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding	6,000	6,000
Capital in excess of par value	260,111	260,111
Retained earnings (deficit)	(149,439)	(124,054)
Total Stockholders’ Equity	116,672	142,057

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$249,527	$156,913

See accompanying notes and accountant’s report.

INFRARED SYSTEMS INTERNATIONAL

CONDENSED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
		(Combined)
REVENUES:
Royalty	$13,600	$6,600

OPERATING EXPENSES:
Consulting	346	-
Professional fees	31,695	3,000
Other general and administrative	7,007	3,476
Total Operating Expenses	39,048	6,476

INCOME (LOSS) FROM OPERATIONS	(25,448)	124

OTHER INCOME (EXPENSE):
Interest expense	(5)	(1,684)
Related party interest expense	-	(1,572)
Total Other Income (Expense)	(5)	(3,256)

LOSS BEFORE INCOME TAX PROVISION	(25,453)	(3,132)

PROVISION FOR INCOME TAXES	68	-

NET INCOME (LOSS)	$(25,385)	$(3,132)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	6,000,000	6,000,000

See accompanying notes and accountant’s report.

INFRARED SYSTEMS INTERNATIONAL

CONDENSED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
		(Combined)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(25,385)	$(3,132)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	61	94
Imputed interest	-	1,572
Net (increase) decrease in operating assets:
Accounts receivable	3,800	(900)
Prepaid expenses	382	(300)
Net increase (decrease) in operating liabilities:
Accounts payable	(1,658)	4,738
Customer deposits	119,725	-
Deferred income tax liability	(68)	-
Net Cash Provided by Operating Activities	96,857	2,072

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for definite-life intangible assets	(640)	(4,465)
Net Cash Used by Investing Activities	(640)	(4,465)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on related party loans	-	(800)
Proceeds from related party loans	-	1,200
Net Cash Provided by Financing Activities	-	400

NET INCREASE (DECREASE) IN CASH	96,217	(1,993)

CASH AT BEGINNING OF PERIOD	118,904	4,200

CASH AT END OF PERIOD	$215,121	$2,207

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$5	$1,684
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
None

See accompanying notes and accountant’s report.

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company in accordance with Item 310(b) of U.S. Securities and Exchange Commission Regulation S-B. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of December 31, 2007 and September 30, 2007, results of operations and cash flows at December 31, 2007 and 2006 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 2007 audited financial statements. The results of operations for the periods ended December 31, 2007 and 2006 are not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2007, the Company had a retained deficit of $149,439. During the three months ended December 31, 2007 and 2006, respectively, the Company incurred losses of $25,385 and $3,132. These factors create an uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations. In this regard, Company management is proposing to develop additional applications for the Company’s technology, specifically in security system surveillance. Management estimates 9 to 12 months before the Company will start realizing revenues from security system surveillance applications. Should the Company’s financial resources prove inadequate to meet the Company’s needs before additional revenue sources can be realized, the Company may raise any necessary additional funds through loans or through sales of common stock. There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

NOTE 3 - RELATED PARTY TRANSACTIONS

Accounts Payable - At December 31, 2007, the Company owed $750 to an officer of the Company and that amount has been included in accounts payable.

Related Party Loans - During the three months ended December 31, 2006, an officer of the Company loaned combined amounts of $1,200 to the Company and Parent, and the Company and Parent combined repaid loans totaling $800. At September 30, 2007, the Company and Parent had repaid the loans. During the three months ended December 31, 2006, the Company and Parent imputed combined interest expense of $1,572.

Management Compensation - The Company has not paid any compensation to any officer or director of the Company.

Office Space - During the three months ended December 31, 2007 and 2006, the Company and Parent combined paid or accrued $1,200 and $1,200 in rent to an officer of the Company.

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 4 - PROPERTY AND EQUIPMENT

	Estimated Useful Lives	December 31, 2007
Optical equipment	5 years	$39,386
Office equipment	5 - 10 years	1,686
		41,072
Less accumulated depreciation		(39,695)
Net property and equipment		$1,377

Combined depreciation expense for the three months ended December 31, 2007 and 2006 was $61 and $94, respectively.

NOTE 5 - DEFINITE-LIFE INTANGIBLE ASSETS

	Estimated Useful Life	December 31, 2007
Pending patent application	Not Applicable	$17,405
		17,405
Less accumulated amortization		-
Net definite-life intangible assets		$17,405

The Company's definite-life intangible assets consist only of a pending patent application.

NOTE 6 - CONCENTRATIONS

At December 31, 2007, the Company had a cash balance in excess of federally-insured amounts of $115,121.

At December 31, 2007, 100% of the Company's accounts receivable was due from a single licensee. During the three months ended December 31, 2007 and 2006, 100% of the Company's and Parent’s combined royalty revenues were generated through a single licensee.

NOTE 7 - INCOME TAXES

At December 31, 2007, the Company has federal net operating loss carryovers of approximately $40,700 available to offset future taxable income and expiring in 2026, 2027, and 2028. At December 31, 2007, the Company had experienced losses since inception and had not yet generated any taxable income; therefore, the Company established a valuation allowance to offset the net deferred tax assets.

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 7 - INCOME TAXES (Continued)

The income tax provision consists of the following components for the three months ended December 31, 2007 and 2006:

	2007	2006
Current income tax expense (benefit)	$-	$-
Deferred income tax expense (benefit)	(68)	-
Net income tax expense (benefit) charged to operations	$(68)	$-

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the three months ended December 31, 2007 and 2006:

	2007	2006
Loss before income tax provision	$(25,453)	$(3,132)
Expected federal income tax rate	15.0%	15.0%
Expected income tax expense (benefit) at statutory rate	$(3,818)	$(470)
Tax effect of:
Parent’s expenses included in combined operations	-	452
Meals and entertainment	64	-
Organization costs	-	(15)
Change in valuation allowance	3,686	33
Net income tax expense (benefit)	$(68)	$-

INFRARED SYSTEMS INTERNATIONAL

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 7 - INCOME TAXES (Continued)

The Company’s deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:

December 31, 2007
Deferred tax assets:
Organization costs	$195
Net operating loss carryovers	6,111
Total deferred tax assets	$6,306

Deferred tax liabilities:
Book basis of patent application	$(2,610)
Tax depreciation in excess of book	(10)
Total deferred tax liabilities	$(2,620)

Total deferred tax assets	$6,306
Total deferred tax liabilities	(2,620)
Valuation allowance	(3,686)
Net deferred tax asset (liability)	$-

These amounts have been presented in the financial statements as follows:

December 31, 2007
Current deferred tax asset (liability)	$-
Non-current deferred tax asset (liability)	-
$-

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by ISI, are as follows:

SEC Filing Fee	$9.81
Printing Expenses	1,500.00
Accounting Fees and Expenses	7,000.00
Legal Fees and Expenses	35,000.00
Blue Sky Fees and Expenses	3,000.00
Registrar and Transfer Agent Fee	10,000.00
Miscellaneous	3,490.19

Total	$60,000.00

Item 26.	Recent Sales of Unregistered Securities.

ISI is a wholly-owned subsidiary of CSBI. Since the formation of ISI in 2006, the only shares issued were issued to CSBI.

Item 27.	Exhibits

a.	The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit
Number	Description

3.1*	Articles of Incorporation
3.2*	Bylaws
5.1**	Opinion re: Legality
10.1	Share Purchase and Merger Agreement dated Mary 24, 2007 among Advance Technologies, Inc., American SXAN Biotech, Inc., Huakang Zhou, Gary Ball and Wendy Ball
10.2*	Assignment and Assumption and Management Agreement dated July 10, 2007 by and among Advance Technologies, Inc., Infrared Systems International, Inc., and Gary Ball
10.3*	Agreement re Operating Subsidiary Dividend dated May 24, 2007 by Dr. Huakang Zhou
10.4	Form of Agreement with Certain Stockholders of CSBI
10.5	License Agreement dated July 15, 1997 between Infrared System International, Inc. and Kollsman, Inc.
10.6	Commercial Invoice dated December 7, 2007 by Infrared Systems International to United Integrated Services for 40 IR cameras assemblies.

23.1	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Counsel (See Exhibit 5.1)
24.1*	Power of Attorney (included in the Signature Page to the original Registration Statement)

_____________

 * Previously filed.

* *To be filed by amendment.

Item 28.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

That for determining liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

That for determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)

That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized on March 25, 2008.

Registrant:	INFRARED SYSTEMS INTERNATIONAL
	By:	/s/ Gary E. Ball Gary E. Ball, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Gary E. Ball
Gary E. Ball	Chief Executive Officer, President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	March 25, 2008
*___________
Gary L. Bane	Director	March 25, 2008

James Watson	Director	March __, 2008

*By /s/Gary E. Ball

Attorney in Fact